UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2008

DOCUMENT CAPTURE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25839	59-3134518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

1772 Technology Drive
San Jose, California 95110
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (408) 436-9888

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by Document Capture Technologies, Inc., a Delaware corporation (the “Registrant”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward-looking statements and information based upon the beliefs of, and currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions and variations thereof as they relate to the Registrant or the Registrant’s management identify forward-looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other risk factors relating to the Registrant’s industry, the Registrant’s operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Registrant believes that the expectations reflected in the forward-looking statements contained in the Registrant’s Filings are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements contained herein to conform these statements to actual results.

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Directors

On May 15, 2008, the Board of Directors of Document Capture Technologies, Inc. (the “Company”) unanimously voted to elect Mr. Frank Musso to serve as a director of the Company, until the Company’s next annual meeting of stockholders, to fill the last remaining vacancy on the Company’s Board of Directors. Mr. Musso will begin serving as a director effective immediately. The Company’s press release announcing Mr. Musso’s election is attached hereto as Exhibit 99.1.

Mr. Musso has served in various consulting and management roles specializing in finance, accounting and tax since July 1991. Starting in February 2007, Mr. Musso began working with Alix Partners on several engagements and assisting the special committee of a publicly held company in their investigation of earning management accusations. Starting in December 2007, he began representing secured creditors and debtor-in-possession lenders in a Chapter 11 filing during which time he worked with the debtor’s financial advisor in filing statements of financial affairs, monitoring compliance with credit agreements and reviewing budgets and cash flow forecasts. Since 1995, Mr. Musso has provided financial consulting for a startup competitive intelligence software firm, including cost accounting, tax preparation and planning, business valuation, loan compliance, establishing benefit plans, personnel issues, training accounting staff, selecting and implementing web-based labor reporting and resolving disputes between partners. From November 2006 to February 2007, Mr. Musso served as Acting Chief Financial Officer of a startup company that developed and is marketing a communication device for children unable to speak, where he oversaw the general ledger, implemented new web-based accounting software, implemented cost savings, replaced accounting staff and prepared financial projections for lenders and investors. From March 2005 to June 2006, he assisted a $200 million retailer refinance debt and sell their company by preparing cash flow and financial projections, coordinating due diligence, preparing budgets and purchase accounting and developing procedures to monitor revolving credit collateral. Prior to that, from October 2004 to July 2005, Mr. Musso worked for a regional bank to monitor a $70 million medical diagnostic services company during its refinancing, where he performed detailed revenue analyses and identified significant lost revenue. Mr. Musso has also been the Treasurer, Director and Executive Committee member of two non profit organizations over the past nine years. He received a B.S. in Accounting and Public Administration from Georgetown University in 1977. Mr. Musso is a member of the American Institute of Certified Public Accountants (AICPA), the New York State Society of Certified Public Accountants (NYSSCPA), the Connecticut Society of Certified Public Accountants (CSCPA), the Turnaround Management Association and the Association of Certified Fraud Examiners.

There are no arrangements or understandings between Mr. Musso and the Company or its directors, officers or employees, pursuant to which Mr. Musso was selected as a director.

The Board of Directors of the Company has appointed Mr. Musso to serve as the Chair of its Audit Committee.

There are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000, and in which Mr. Musso or any of his immediate family members had or will have a direct or indirect material interest.

There are no material plans, contracts or arrangements to which Mr. Musso is a party or in which he participates that is entered into in connection with his election to the Company’s board of directors.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated May 15, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2008	DOCUMENT CAPTURE TECHNOLOGIES, INC.

	By:	/s/ David P. Clark
David P. Clark Chief Executive Officer